================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           MIKOHN GAMING CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                           MIKOHN GAMING CORPORATION
                           1045 PALMS AIRPORT DRIVE
                            LAS VEGAS, NEVADA 89119



                                April 11, 1997



Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of your Company, which will be held in the Coral Reef Room of the Rio Suite Hotel & Casino, I-15 at Flamingo Road, Las Vegas, Nevada on Tuesday, May 13, 1997 at 10:00 a.m. Pacific Daylight Time. We hope that you will be able to attend the Annual Meeting in person and we look forward to seeing you.

     At the Annual Meeting, stockholders will elect seven members of the Board of Directors to serve until the 1998 Annual Meeting and until their successors are elected and qualified, and will act upon the other matters enumerated in the accompanying Notice.

     Irrespective of whether you plan to attend in person, it is important that your shares be represented at the Annual Meeting. Accordingly, after reviewing the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return the enclosed Proxy in the postage paid envelope at your earliest convenience.



                                 Sincerely,


                                 /s/ David J. Thompson

                                 David J. Thompson
                                 Chairman of the Board and
                                    Chief Executive Officer

                           MIKOHN GAMING CORPORATION
                           1045 PALMS AIRPORT DRIVE
                                P. O. BOX 98686
                         LAS VEGAS, NEVADA 89193-8686
                                (702) 896-3890

                             --------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 13, 1997


     The 1997 Annual Meeting of the Stockholders of Mikohn Gaming Corporation, a Nevada corporation (the "Company"), will be held in the Coral Reef Room of the Rio Suite Hotel & Casino, I-15 at Flamingo Road, Las Vegas, Nevada on Tuesday, May 13, 1997, commencing at 10:00 a.m. Pacific Daylight Time to consider the following matters:

     1. Electing seven directors to serve until the 1998 Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. Amending the Mikohn Gaming Corporation Stock Option Plan in certain respects as set forth in the Proxy Statement;

     3. Approving the appointment of Deloitte & Touche LLP as the Company's independent accountants for 1997; and

     4. Acting upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     Only stockholders of record on the books of the Company at the close of business on March 17, 1997 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING, REGARDLESS OF THE NUMBER YOU HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IN THE UNITED STATES.

     Any stockholder who attends the Annual Meeting may upon request revoke a proxy previously submitted and vote in person.



                                 By Order of the Board of Directors


                                 /s/ Charles H. McCrea, Jr.

                                 Charles H. McCrea, Jr.
                                  Secretary

Las Vegas, Nevada
April 11, 1997

                           MIKOHN GAMING CORPORATION
                           1045 PALMS AIRPORT DRIVE
                                P. O. BOX 98686
                         LAS VEGAS, NEVADA 89193-8686
                                (702) 896-3890

                             --------------------

                                PROXY STATEMENT
                                APRIL 11, 1997

                             --------------------



                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 13, 1997

     This Proxy Statement and accompanying Proxy were mailed on or about April 14, 1997 to all holders of the $.10 par value common stock ("Common Stock") of Mikohn Gaming Corporation, a Nevada corporation (the "Company"), of record as of the close of business on March 17, 1997.

     The enclosed Proxy is solicited by and on behalf of the Board of Directors (the "Board") of the Company, for use at the Company's 1997 Annual Meeting of Stockholders and at any and all adjournments or postponements thereof (the "Annual Meeting"). You may revoke your Proxy at any time prior to its use by
(i) providing a written revocation to the Secretary of the Company, (ii) executing and delivering a later dated Proxy or (iii) attending the Annual Meeting and informing the Company officials that you wish to vote in person. Stockholders holding shares in street name should consult their brokers regarding revocation procedures. Shares represented by an unrevoked Proxy will be voted as instructed by the stockholder. IN THE ABSENCE OF ANY CONTRARY INSTRUCTIONS, SUCH SHARES WILL BE VOTED (1) FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED HEREIN, (2) FOR THE AMENDMENT TO THE MIKOHN GAMING CORPORATION STOCK OPTION PLAN, (3) FOR THE CONTINUED RETENTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS AND (4) IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTERS PROPERLY PRESENTED TO THE ANNUAL MEETING.

     Only holders of record of the Company's Common Stock at the close of business on the record date, March 17, 1997, are entitled to notice of and to vote at the Annual Meeting. On the record date there were outstanding 9,904,083 shares of Common Stock. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Each share is entitled to one vote in connection with each matter submitted for stockholder approval, and a majority of a quorum is sufficient to approve or disapprove any item on the agenda. All shares represented at the Annual Meeting are counted for the purpose of ascertaining the presence of a quorum, irrespective of whether the record holder of any shares or its nominee abstains from voting on all matters or on any particular matter. It follows that shares represented at the Annual Meeting and not voted in effect are voted "against" each matter as to which they are not voted.

     The Directors and executive officers of the Company, who among them own beneficially and/or have voting power with respect to approximately 55.1 percent of the Company's outstanding Common Stock (see "PRINCIPAL STOCKHOLDERS" below), intend to vote their shares in favor of all actions proposed in the Proxy Statement.

                             ELECTION OF DIRECTORS

     The Company has seven Directors, all of whom are elected annually. The Board's nominees are David J. Thompson, Richard H. Irvine, Dennis A. Garcia, Bruce E. Peterson, Terrance W. Oliver, John K. Campbell and Douglas M. Todoroff. Unless marked to the contrary, proxies in the accompanying form will be voted for the re-election of the Board's nominees to serve as Directors until the 1998 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Should a vacancy occur for any reason (none is anticipated), the persons named as proxies will vote for a substitute nominee designated by the Board. The Board recommends a vote for each director nominated.

     Following is a list of the current Directors and executive officers of the Company.

        NAME                 AGE                      POSITION
        ----                 ---                      --------
David J. Thompson             53   Chairman of the Board and Chief Executive Officer
John K. Campbell (1)          67   Director and Chairman of Audit Committee
Richard H. Irvine             55   Director, President and Chief Operating Officer
Dennis A. Garcia              51   Director, Executive Vice President-Proprietary Games
Terrance W. Oliver            47   Director
Bruce E. Peterson             49   Director
Douglas M. Todoroff (1)       50   Director and Chairman of Compensation Committee
Charles H. McCrea, Jr.        47   Executive Vice President, General Counsel and Secretary
Seamus McGill                 46   Executive Vice President-Sales
Donald W. Stevens             56   Executive Vice President, Chief Financial Officer and Treasurer

(1) Member of the Audit and Compensation Committees

     Mr. Thompson has been Chief Executive Officer of the Company since 1988, and was appointed Chairman of the Board of the Company in September 1993. Mr. Thompson also served as Chief Financial Officer of the Company from 1988 to September 1993 and from August 1995 to June 1996. From 1977 to 1988, Mr. Thompson was in private practice as a certified public accountant in Reno and Las Vegas, Nevada, serving a number of clients involved in the gaming industry. From 1973 to 1976, Mr. Thompson served as a consultant to various gaming industry clients in Las Vegas and Reno. He was an executive with Harrah's from 1969 to 1973.

     Mr. Irvine was a non-employee Director of the Company from December 1993 to July 1995. He was a member of the Audit and Compensation Committees of the Board until he was named President and Chief Operating Officer effective July 1, 1995. From July 1993 to July 1995 he served as senior vice president of marketing/entertainment for Boomtown, Inc.; from 1991 to July 1993 as vice president of marketing for Walt Disney Attractions; from 1989 to 1991 as executive vice president of Unicorn/Sovaminco, a U.S./Soviet joint venture; and from 1985 to 1989 as executive vice president of International Game Technology.

     Mr. Garcia has been a Director since December 1993 and was Vice President-Sales, Casino Signs Division of the Company, from November 1993 to March 1996. From March 1996 to May 1996, Mr. Garcia served as Executive Vice President-Sales. From May 1996 to present, Mr. Garcia has served as Executive Vice President-Proprietary Games. From 1985 until joining the Company in 1993, Mr. Garcia was president and director of sales of Casino Signs North, Inc. ("CSN"), and from 1990 until joining the Company he also was president of A&D Sign Manufacturing, Inc. ("A&D"). Both CSN and A&D served as distributors of the Company's products and were merged into the Company in November 1993. Mr. Garcia was a founder of both CSN and A&D and served as a director of both corporations from their inception.

     Mr. Peterson has been a Director since December 1993 and was Vice President-Production from November 1993 (Executive Vice President since March
1996) until his retirement as an officer effective December 31, 1996. Prior to joining the Company, Mr. Peterson was president and a director of Peterson Sign Art, Inc. ("PSA") and a general partner of PSA's predecessor since 1979. PSA was a distributor of the Company's products and was merged into the Company in November 1993.

     Mr. Oliver has been a Director of the Company since 1988 and served as Chairman of the Board of Directors of the Company from 1988 to September 1993. From 1986 to 1995 he was a director and president of The Nevada Club, Inc., a casino in Reno, Nevada. That company was rolled up effective February 25, 1995 as part of Fitzgerald's Gaming Corporation, in which he now serves as a director and served as executive vice-president and chief operating officer until his retirement in June 1996. Mr. Oliver was appointed to the Audit and Compensation Committees in May 1996 and attended one meeting of each. In November 1996 the Company retained Mr. Oliver as a consultant to assist it in the promotion of its SafeJack/TM/ system because of his extensive experience in casino management, and pays him $1,000 per day plus reasonable expenses for his services. In view of this engagement, Mr. Oliver resigned from both committees on November 13, 1996.

     Mr. Campbell has served as a Director of the Company since December 1993. From 1986 until February 1995, Mr. Campbell served as a director of Sahara Gaming Corporation (formerly Sahara Resorts) and of various Sahara subsidiary corporations. He is president of Sportco Sporting Goods, Inc., a retail sporting goods store. Mr. Campbell was self-employed as a consultant from 1986 to 1989 and was vice president/finance and treasurer of the MGM Grand Hotel from 1972 until 1986.

     Mr. Todoroff has served as a Director of the Company since December 1993. Mr. Todoroff has been president of Mercier Management Company since November 1993. He was senior vice president-manager of commercial lending with Bank of America Nevada from 1992 to 1993 and executive vice president and senior credit officer of its predecessor, Valley Bank of Nevada, from 1981 to 1992.

     Mr. McCrea has served the Company as Vice President-Secretary and General Counsel since May, 1994 (Executive Vice President since March 1996). For more than ten years prior to his employment by the Company he was a partner in Lionel, Sawyer & Collins, a Nevada law firm with offices in Las Vegas and Reno. He is admitted to practice law in Nevada and California.

     Mr. McGill was employed by the Company in October 1995 and was appointed Executive Vice President-Systems and Surveillance on March 20, 1996. From May 1996 to present he has served as Executive Vice President-Sales. He was employed by Genasys II Inc. of Fort Collins, Colorado as vice president-sales and operations (1993-1995); by Spectradyne, Inc. of Dallas, Texas as senior vice president, U.S. sales and international operations (1989-1993); by Porsche Computer Services, a Division of Porsche Cars, North America in Reno, Nevada as sales and marketing manager (1988-1989); and by Lodgistix, Inc. in Reno as sales manager, western division (1987-1988) and senior account representative (1986-
1987), and in Singapore as general manager, Southeast Asia (1982-1986).

     Mr. Stevens has been Executive Vice President, Chief Financial Officer and Treasurer since June 10, 1996. From 1981 to June 1996, Mr. Stevens was the owner and president of Orange Torpedo Trips Inc., Grants Pass, Oregon. From 1971 to 1981, he held several positions with Harrah's, progressing to Treasurer and Controller at the time he resigned to establish his excursion business.


                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Company's Board of Directors held four meetings in 1996, each of which was attended by all Directors. Other business was handled from time to time by unanimous written consent of the Directors.

     The Board has an Audit Committee and a Compensation Committee. There is no nominating committee. Committee members are appointed by the full Board. Both the Audit Committee and the Compensation Committee are comprised of Directors Campbell and Todoroff, both of whom are outside directors.

     The Audit Committee, chaired by Director Campbell, is charged with reviewing the audited financial statements of the Company and making recommendations to the full Board on matters concerning the Company's audits, the selection of independent public accountants, and such other matters relating to the Company's financial affairs and accounting as the Audit Committee may in its discretion choose to address. The Audit Committee met once during 1996 and all members attended.

     The Compensation Committee, chaired by Director Todoroff, is responsible for monitoring the performance of the Company's executive officers, passing upon salaries, bonuses and other compensation for the Company's executive officers, and administering the Company's Stock Option Plan. The Compensation Committee met three times in 1996 and all members attended.

     Each director who is not an employee of the Company receives a fee of $2,000 for each Board and Board committee meeting attended, receives each year, immediately following the Annual Meeting, a ten year option (vesting as to one-third of the optioned shares, cumulatively, on each of the first three anniversaries) to purchase at 100% of the fair market value at the date of grant 5,000 shares of Company Common Stock plus 1,000 shares for each year he has served as a director, and is reimbursed for expenses incurred in attending Board and Board committee meetings. Directors who are employees of the Company do not receive additional compensation for their services as directors.


                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth information for the fiscal years ended December 31, 1996, 1995 and 1994 regarding compensation paid to the Chief Executive Officer and each of the five other most highly compensated executive officers of the Company in fiscal 1996.

                          SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                                 -----------------
                                                      ANNUAL COMPENSATION            NUMBER OF           ALL OTHER
                                                  ---------------------------    SHARES UNDERLYING      COMPENSATION
     NAME AND PRINCIPAL POSITION           YEAR   SALARY ($)(1)      BONUS($)        OPTION(3)            ($)(4)
     ---------------------------           ----   -------------    ------------  -----------------      ------------
David J. Thompson                          1996     $335,846       $ 39,778(10)         20,000              $1,616
  Chairman and CEO(5)                      1995      291,494             --                                  1,503
                                           1994      276,186        464,948(2)          10,000                 370

Richard H. Irvine                          1996      285,116         17,048(10)         20,000               2,375
  President and COO(6)                     1995      112,330        260,000(6)         250,000                  --
                                           1994           --             --              1,000(7)               --

Dennis A. Garcia                           1996      242,216             --             20,000               1,148
  Executive Vice President-                1995      219,618             --                 --               1,098
  Proprietary Games                        1994      212,019         28,852(2)          10,000                 283

Bruce E. Peterson                          1996      242,196             --             20,000               2,375
  Executive Vice President-Production      1995      219,615             --                 --               1,098
                                           1994      212,019         28,852(2)          10,000                 283

Charles H. McCrea, Jr                      1996      235,667             --             20,000               1,118
  Executive Vice President-                1995      191,917         54,772             61,000(8)            1,000
  General Counsel and Secretary            1994      110,856             --                 --                 236

Seamus McGill                              1996      193,140         25,000             80,000                  --
  Executive Vice President-Sales(9)        1995       24,923             --             30,000                  --
                                           1994           --             --                 --                  --

---------------
(1) In addition to the annual compensation shown in the table, the executive officers received personal benefits including automobile allowances and payment of certain membership dues and personal and family medical expenses. In no case did the amount paid to or on behalf of any named executive officer in respect of such personal benefits exceed the lesser of $50,000 or 10 percent of compensation for any fiscal year shown.
(2) The bonuses of Messrs. Thompson, Garcia and Peterson, although paid to them in 1995 pursuant to their employment contracts, were based on the Company's 1994 results and accrued in that year. See Employment Agreements and Change in Control Arrangements, below, regarding the conditions under which these bonuses were paid.
(3)  No stock appreciation rights (SARs) ever have been granted by the Company.
(4) These amounts represent employer contributions under the Company's 401(k) plan, which has been in operation since October 1, 1994.
(5) Mr. Thompson resigned as CFO and Treasurer when Mr. Stevens was appointed to these posts effective June 10, 1996.
(6) Signing bonus paid pursuant to Mr. Irvine's employment contract. On November 13, 1996 the Compensation Committee increased Mr. Irvine's base salary by $17,628 effective July 1, 1996, with additional increases of the same amount in his base salary to become effective in each successive 12 month period through the period ending July 1, 2000.
(7) Granted under Director Stock Option Plan; Mr. Irvine was a non-employee Director on the date of this grant.
(8) Pursuant to an exchange offer made to all employees under the Company's Employee Stock Option Plan, Mr. McCrea exchanged (i) a ten year Incentive Stock Option dated May 1, 1994 to purchase 70,000 shares of Common Stock at $12.75 per share for a ten year Incentive Stock Option dated November 16, 1995 to purchase 52,500 shares at $4.25 per share and (ii) a ten year Incentive Stock Option dated December 9, 1994 to purchase 10,000 shares at $9.25 per share for a ten year Incentive Stock Option dated November 16, 1995 to purchase 8,500 shares at $4.25 per share.

(9)  Mr. McGill was hired by the Company on October 23, 1995.
(10) The bonuses of Messrs. Thompson and Irvine, although paid to them in 1997 pursuant to their employment contracts, are based on the Company's 1996 results and accrued in that year. See Employment Agreements and Change in Control Arrangements, below, regarding the conditions under which these bonuses are paid.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

          In July 1993, the Company entered into an employment agreement with Mr. Thompson extending through December 31, 1999, pursuant to which he received a base salary of $315,000 for 1996. His base salary increases by $20,000 each succeeding fiscal year. The employment agreement provided that Mr. Thompson will receive a bonus equal to 5% of net pretax income (but in no case greater than $1 million) for each fiscal year multiplied by a fraction, the numerator of which is 9,802,611 and the denominator of which is the weighted average number of shares of Common Stock and equivalents outstanding (on a primary basis) for such fiscal year, as reflected in the Company's audited financial statements. However in 1996 and the remaining years under his employment contract, Mr. Thompson will receive a bonus based on 3.5% of net pretax income rather than 5%; he relinquished 1.5% to be awarded to Mr. Irvine as a performance based incentive bonus (see paragraph immediately following) without adversely impacting earnings otherwise available to stockholders. In the event that Mr. Irvine's employment agreement is terminated for any reason, the percentage of net pretax income Mr. Thompson will be entitled to receive for any years remaining under his employment agreement will again be based on 5% of net pretax income. In the event of termination of Mr. Thompson's employment without "good cause" (as defined in his employment agreement), he will be entitled to a lump-sum termination payment equal to any unpaid base salary through the end of the term of the agreement plus $1,000,000.

          On July 1, 1995 the Company entered into a five year employment agreement with Richard H. Irvine, naming him President and Chief Operating Officer of the Company. The agreement provides for (i) an annual base salary of $260,000 per year (prorated for 1995), (ii) a signing bonus of $260,000 and
(iii) an opportunity to receive an annual bonus (in no case to exceed $1 million) contingent upon the Company's profitability, equal to 1.5% of the Company's net pretax income during its prior fiscal year multiplied by a fraction, the numerator of which is 9,802,611 and the denominator of which is the weighted average number of shares of Common Stock and equivalents (on a primary basis) outstanding for such fiscal year, as reflected in the Company's audited financial statements. The agreement also obligated the Company to issue to Mr. Irvine a ten year option (assuming continued employment with the Company) to purchase up to 250,000 shares of Common Stock at a price of $5.25 per share (renegotiated to $4.25 per share, corresponding to the fair market value of the stock on November 13, 1995, the date the option was issued). In the event of termination of Mr. Irvine's employment without "good cause" (as defined in his agreement), he will be entitled to a lump sum termination payment equal to any unpaid base salary through the end of the term of the agreement plus $500,000. See also Footnote (6) to Summary Compensation Table on page 5.

          In November 1993, the Company entered into employment agreements with Dennis A. Garcia and Bruce E. Peterson, extending through December 31, 1999. Mr. Garcia resigned his position under his Employment Agreement effective June 1, 1996, but has continued his employment with the Company as Executive Vice President-Proprietary Games on an at will basis. Mr. Peterson retired on December 31, 1996 thereby terminating his agreement. He remains employed as a consultant to the Company on a retainer of $1,000 per month. Messrs. Peterson and Garcia each received a base salary of $230,000 in fiscal 1996.

          On May 1, 1994 the Company entered into a four year employment agreement with Charles H. McCrea, Jr., Executive Vice President-General Counsel and Secretary of the Company, which provided for an annual base salary of $215,000 in 1996, increasing by $20,000 on January 1 of each year of the term of the agreement. The Company is obligated to review Mr. McCrea's base salary annually (but is not obligated to increase it beyond the requirements of Mr. McCrea's employment agreement) and to consider cash bonuses. In the event that Mr. McCrea is terminated without "good cause" (as defined in his employment agreement), he will be entitled to a lump-sum payment equal to his base salary for the most recent calendar year, and his stock option rights will remain in full force and effect. The employment agreement also provides for, and Mr. McCrea was granted, options to purchase 70,000 shares of

Common Stock (which, together with other options covering 10,000 shares, were subsequently exchanged for options covering 61,000 shares at a lower exercise price). See Footnote 8 to the Summary Compensation Table.

          The employment agreements with Messrs. Irvine and McCrea provide for automatic renewals for additional one-year periods after their initial terms unless either the Company or the employee gives notice of termination.

          Any termination of employment without good cause of Mr. Thompson must be approved by a five-sevenths vote of the Board. The employment agreements with Messrs. Thompson, Irvine and McCrea provide that such agreements will not be terminated by any merger, consolidation, asset sale, dissolution or change in ownership of the Company. Each of these officers has agreed not to compete with the Company for a period of two years following the termination of his employment relationship with the Company. The employment agreement with Mr. Thompson also provides for the continuation of salary payments for six months following termination of employment owing to disability and payments thereafter of $100,000 annually through December 31, 1999.

          In October 1995, the Company entered into a three year employment agreement with Seamus McGill, who on June 1, 1996 was promoted to Executive Vice President-Sales. The agreement was amended on April 23, 1996, provides for a base annual salary of not less than $175,000, which was increased to $185,000 on July 5, 1996. Mr. McGill also was awarded a cash bonus of $25,000 on April 23, 1996 and ten year Incentive Stock Options covering 60,000 shares of Common Stock at an exercise price of $4.25 per share, exercisable as to 16,000 shares per year, cumulatively, on each of the first three anniversaries of the date of the grant and 6,000 shares on each the fourth and fifth anniversaries thereof. A ten year 1995 option covering 30,000 shares at an exercise price of $4.50 per share was canceled by the April 23, 1996 amendment to Mr. McGill's employment contract. The employment agreement also provides that Mr. McGill may earn additional options covering from 2,000 shares to a maximum of 20,000 shares per year in 1996, 1997 and 1998 if sales of the Company's surveillance and systems products meet certain targets in those years ranging from $15 to $20 million in 1996, $20 to $25 million in 1997 and $25 to $30 million in 1998 and generate specified gross profit margins. However, business from these operations has been very weak; results were far below targets for 1996 and projections for 1997 and 1998 strongly indicate that the targets will not be reached in these years either. The agreement continues from month to month after the expiration of the initial three year term unless either party gives 30 days written notice of termination. Mr. McGill will receive a separation payment of $150,000 if he is terminated without just cause, as defined in the agreement.


                     PROPOSED STOCK OPTION PLAN AMENDMENT

          The Company has two stock option plans, both of which were adopted in 1993 and amended by stockholders at the 1996 Annual Meeting: (i) the Mikohn Gaming Corporation Stock Option Plan (the "Plan"), to which 1,700,000 shares are allocated and (ii) the Director Stock Option Plan (the "Director Plan") to which 150,000 shares are allocated. The Company proposes to amend the Plan as hereinafter explained and seeks stockholder approval for the amendment. No change in the Director Plan is proposed.


DESCRIPTION OF THE PLAN

          Eligible Participants. Options to purchase shares of Common Stock may be granted under the Plan to officers, including officers who are Directors (but not to non-officer Directors, who are covered by the Director Plan), to other key employees, and to other persons who have a Relationship (as defined in the Plan) with the Company. At December 31, 1996 approximately 118 persons held options granted pursuant to the Plan.

          Classes of Options. Options granted under the Plan may be either Incentive Options that meet the requirements of Section 422 of the Internal Revenue Code or Non-Qualified Options that do not satisfy such requirements.

          Administration.   The Plan is administered by the Compensation
Committee of the Board, which is composed of two outside Directors who are not and never have been officers or employees of the Company. The

Compensation Committee has the exclusive authority (subject to the provisions of the Plan) among other things to designate the persons to whom grants are to be made, the number of shares to be covered by each grant, the date or dates on which each grant is to become exercisable from time to time and any other conditions with respect to exercise and the term (not to exceed ten years) over which any option is to remain exercisable. The Compensation Committee makes grants of options subject to Board approval.

          Shares Subject to the Plan.   The maximum number of shares of Common
Stock issuable over the term of the Plan is 1,700,000. Shares covered by forfeited and expired options are returned to the Plan, and the number of shares subject to outstanding options and remaining in the Plan are subject to adjustment in the event of a stock split or other relevant change in the Company's capital structure. Upon any reorganization, merger or consolidation of the Company into another corporation or sale of all or substantially all of the assets of the Company (collectively "change in control"), options outstanding under the Plan may be subject to early termination, acceleration of vesting or assumption by the acquiring corporation, as determined by the Compensation Committee. The employment agreements with Messrs. Thompson, Irvine, McCrea and McGill contain provisions requiring all options to vest upon any change in control.

          Exercise Prices. The exercise price of Incentive Options granted under the Plan may not be less than 100% of the fair market value of the Common Stock on the date the option is granted (110% of the fair market value in the case of persons owning beneficially more than 10% of the Common Stock). The exercise price of Non-Qualified Options may be set at such level as the Board determines. The fair market value of a share of Common Stock on any relevant date is the closing selling price per share on that date, as such price is reported on the NASDAQ National Market (or other applicable market or exchange). The exercise price may be paid in cash or in shares of Common Stock. On April 1, 1997, the Company's Common Stock closed at $4.125 per share.

          Exercise Dates. Options are exercisable at such times and in such amounts as the Compensation Committee may determine, but a typical option extends for ten years from the date of grant and is exercisable 20% per year, cumulatively, commencing on the first anniversary of the date of the grant. The term of an Incentive Option granted to a person owning beneficially more than 10% of the Common Stock may not exceed five years. The Compensation Committee sometimes conditions the right to exercise options granted to officers and senior managers upon appreciation in the market price of the Common Stock and/or the Company achieving certain sales and profit objectives.

          Termination of Options Prior to Expiration. With rare exceptions, an option held by any employee or other optionee at the time of termination of service does not remain exercisable beyond any limited post-service period specified in the option grant or the Plan. The number of shares as to which an option is exercisable after termination of service normally will not exceed the number of shares as to which it was exercisable on the date of termination of service.


          CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          Incentive Options. The Company believes that Incentive Options granted under the Plan qualify as incentive stock options within the purview of
Section 422 of the Code. The following is a summary of the principal federal income tax provisions affecting Incentive Options.

          No income is recognized by an optionee at the time an Incentive Option is granted, and no income is recognized by an optionee upon his or her exercise of the option (although the difference between the fair market value of the shares on the date of exercise and the option price generally is a minimum tax adjustment for purposes of the alternative minimum tax). If the optionee makes no disposition of the shares received upon exercise of the option within two years from the date the option was granted and one year from the date the shares were issued to such individual upon exercise of the option, he or she will recognize gain or loss when he or she disposes of his or her shares. Such gain or loss will be measured by the difference between the option price and the amount received for the shares at the time of disposition. Provided such shares are held as a capital asset, such gain or loss will be long-term capital gain or loss.

          If the optionee disposes of shares acquired upon exercise of an Incentive Option before the expiration of the applicable holding period, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition generally to the extent that the lesser of the fair market value of the shares on the date the option was exercised or the amount received upon such disposition exceeds the option price. Provided such shares are held as capital assets, any amount realized upon such a disposition in excess of the fair market value of the shares on the date of exercise will be treated as long-term or short-term capital gain, depending upon whether the shares have been held for more than one year.

          The Company is not allowed a deduction for federal income tax purposes at the time of the grant or exercise of an Incentive Option. At the time of a disqualifying disposition by an optionee, the Company generally is entitled to a deduction to the extent that the optionee recognizes ordinary income.

          Non-Qualified Options. An optionee recognizes no income at the time a Non-Qualified Option is granted under either Plan. An optionee will recognize ordinary income at the time a Non-Qualified Option is exercised in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, provided, however, that if an optionee who is subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 (an officer, director or 10% stockholder) exercises a Non-Qualified Option within six months of the date of grant, the optionee will recognize ordinary income on the date that is six months after the date of grant unless the optionee makes an election under Section 83(b) of the Code to recognize income at the time of exercise. The Company generally will be entitled to a deduction for federal income tax purposes in the year and in the same amount as the optionee is considered to have recognized ordinary income in connection with the exercise of a Non-Qualified Option.

          An optionee will recognize gain or loss on the subsequent sale of shares upon exercise of a Non-Qualified Option in an amount equal to the difference between the amount realized and the tax basis of such shares, which tax basis will equal the option price paid plus the amount included in the optionee's income by reason of the exercise of the option.

          General Considerations. The foregoing statements concerning the impact of federal income tax laws upon options granted under the Plan are based on currently applicable provisions of the Code and the regulations promulgated thereunder and are intended only as a general outline of certain of the tax consequences of participation in the Plan.


          PROPOSED AMENDMENTS TO THE PLAN (ITEM 2 ON PROXY).

          The stockholders are asked to approve an amendment to the Plan that will increase by 700,000 (to a total of 2,400,000) the number of shares of Common Stock for which options may be granted under the Plan.

            Following is the proposed amendment to the Plan that the stockholders are asked to approve:

               Section 4. The first sentence of Section 4 is amended to read in its entirety as follows:

               The aggregate number of shares of Common Stock subject to Options which may be granted under the Plan shall not exceed 2,400,000.

          The Compensation Committee recommended and the Board of Directors adopted the proposed amendment to the Plan, subject to stockholder approval at the Annual Meeting. The Board believes that the amendment is necessary to provide the Company with a sufficient reserve of Common Stock for future option grants needed to attract and retain the services of key personnel essential to the Company's long-term success. An option has realizable value only when the market price of the Common Stock exceeds the exercise price of the option. The Board recommends a vote for the amendments to the Plan.

              STOCK OPTIONS GRANTED TO EXECUTIVE OFFICERS IN 1996

          The table below sets forth the grants of stock options under the Plan to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 1996. No stock appreciation rights (SARs) ever have been granted by the Company. The amounts shown for the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the per share exercise price of the options during the full terms of the options. No gain to the optionees is possible without an increase in the stock price that will benefit all stockholders in proportion to their holdings. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission regulations. Actual gains, if any, are dependent on the future performance of the Common Stock. There can be no assurance that the potentially realizable values shown in this table will be achieved. Moreover, because the appreciation base in each case is the exercise price, the potentially realizable values are not comparable. The higher the exercise price, the higher is the extrapolated realizable value and the lower is the likelihood that such value will be realized.

                      OPTION / SAR GRANTS IN FISCAL 1996
                               INDIVIDUAL GRANTS

                                                                                                  POTENTIAL
                                                                                              REALIZABLE VALUE
                                                                                              (NET OF COST) AT
                            NUMBER OF         % OF TOTAL                                       ASSUMED ANNUAL
                             SHARES             OPTIONS                                     RATES OF STOCK PRICE
                            UNDERLYING         GRANTED TO      EXERCISE                        FOR OPTION TERM
                             OPTIONS          EMPLOYEES IN      PRICE        EXPIRATION     --------------------
     NAME                    GRANTED         FISCAL YEAR(1)   $/SHARE(2)        DATE           5%          10%
     ----                   ----------       --------------   ----------     ----------     --------    --------
David J. Thompson            20,000(3)            2.8            3.75         12/31/00        20,720      45,780
Richard H. Irvine            20,000(3)            2.8            3.75         12/31/05        47,160     119,540
Dennis A. Garcia             20,000(3)            2.8            3.75         12/31/00        20,720      45,780
Bruce E. Peterson            20,000(3)            2.8            3.75         12/31/00        20,720      45,780
Charles H. McCrea, Jr.       20,000(3)            2.8            3.75         12/31/05        47,160     119,540
Seamus McGill                20,000(3)(4)         2.8            3.75         12/31/05        47,160     119,540
                             60,000               8.4            4.25         04/23/06       160,368     406,404

(1) Options granted under the Plan in 1996 totaled 710,250, including options (since forfeited) granted to persons no longer employed by the Company.
(2) The exercise price in each case is the fair market value of the Common Stock on the date of the grant.
(3) These options became fully exercisable during 1996 after the stock traded at $6.00 or more per share for 20 consecutive trading days.
(4) On September 24, 1996, Mr. McGill purchased 8,000 shares in a partial exercise of this option. No other officer or director exercised any option during 1996.


                    REPORT OF THE COMPENSATION COMMITTEE ON
                   EXECUTIVE COMPENSATION AND STOCK OPTIONS


INTRODUCTION

          It is the responsibility of the Compensation Committee to establish and review the Company's executive compensation plans, programs and policies, to administer the Company's Stock Option Plan, to monitor the performance and compensation of executive officers, and to make recommendations to the Board with respect to executive compensation. The Compensation Committee, established in January 1994, is composed of Directors

Campbell and Todoroff, both of whom are outside directors and neither of whom ever has served as an officer or employee of the Company. Director Oliver was appointed to the Compensation Committee in May, 1996 but resigned in November when he was engaged by the Company as a consultant. See page 3 regarding this transaction

          The Compensation Committee held three formal meetings during 1996 and handled additional matters by unanimous written consent.


COMPENSATION POLICIES

          The Compensation Committee has adopted certain principles and policies regarding compensation for executive officers and other key employees. The Company strives to offer competitive compensation opportunities for all employees based on each individual's contribution and personal performance. The Compensation Committee recognizes that a successful executive compensation policy must provide competitive levels of compensation that integrate pay with personal and Company performance, reward excellence, recognize individual initiative and achievement and assist the Company in attracting and retaining qualified executives. The Compensation Committee believes that an executive compensation program should include three primary elements: annual base salary, annual incentive compensation and, particularly in the case of executive officers who are not large stockholders, long-term incentive compensation.


CERTAIN AGREEMENTS

          The compensation arrangements for each of the executive officers named in the Summary Compensation Table of the Proxy Statement are subject to employment agreements. Employment agreements covering the services of Mr. Thompson were entered into prior to, and disclosed in connection with, the Company's initial public offering in November 1993 and antedated the creation of the Compensation Committee. Details of individual employment agreements between the Company and each of its executive officers are set forth in the Proxy Statement under Executive Compensation and other information, sub-caption "Employment Agreements and Change in Control Arrangements."

          The principal role of the Compensation Committee in connection with discretionary incentive compensation payable to all executive officers under their respective employment agreements generally is to monitor performance and measure it against the terms of their agreements and the Company's performance. The Compensation Committee is satisfied that the Company's employment agreements with its CEO and other executive officers provide them with base compensation that is not excessive plus ample incentive to achieve, to their and the Company's mutual benefit.

          The Compensation Committee has not yet established a policy with respect to qualifying compensation paid to the Company's executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended because there has been no need for such a policy and no immediate need is seen. The Company has advised the Compensation Committee that it believes all compensation payable under the existing employment agreements with executive officers will qualify for deduction under such Section.

                                                   Compensation Committee of the
                                                   Board of Directors

                                                   Douglas M. Todoroff, Chairman
                                                   John K. Campbell, Member

                          PERFORMANCE GRAPH AND TABLE

          The graph and table below provide a comparison of the Company's cumulative total stockholder return (which in the Company's case includes only the price of the Common Stock because the Company paid no dividends) with (i) Standard & Poor's 500 Composite Stock Index and (ii) the industry manufacturing peer group used in the Company's 1996 Proxy Statement. The dates on which comparisons are made are November 18, 1993 (immediately following the Company's initial public offering), December 31, 1993, December 31, 1994, December 31, 1995 and December 31, 1996. The peer group includes companies that management selected because it believes they are comparable to the Company in the lines of business they are engaged in and because they include the Company's principal competitors.*

          This graph and table assume the investment of $100 on November 18, 1993 in (i) the Company's Common Stock and (ii) collectively, the common stocks of the companies comprising the peer group, with reinvestment of dividends. The comparisons in the graph and table are based on historical data covering the
performance of the Company's Common Stock over a relatively brief time.   They
are not intended to forecast, and management believes they are not indicative of, the future performance of the Company's Common Stock.

            [COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY, S&P 500 AND
                          PEER GROUP GRAPH GOES HERE]

                       INDEX        INDEX       INDEX      INDEX        INDEX
                         AT           AT          AT         AT           AT
                      11/18/93     12/31/93    12/31/94   12/31/95     12/31/96
                      --------     --------    --------   --------     --------
Mikohn Gaming Corp     $100         $ 92        $ 52       $ 23          $ 32
S&P 500 Index          $100         $100        $102       $140          $173
Peer Group             $100         $ 88        $ 50       $ 43          $ 66




* The companies included in the peer group are Acres Gaming Inc.; Alliance Gaming Corporation (which acquired Bally Gaming International during 1996); Autotote Corporation; Casino Data Systems; GTECH Holdings Corp.; International Game Technology; Mikohn Gaming Corporation; Paul-Son Gaming Corp.; Sodak Gaming Inc.; Video Lottery Technologies and WMS Industries Inc.

                              CERTAIN TRANSACTIONS

          During 1996 the Company purchased materials and supplies in the aggregate amount of $19,312 from Universal Brass, Inc., a company wholly owned by Executive Vice President and Director Dennis A. Garcia and his wife. All purchases were in the ordinary course of business.

          On November 16, 1995 the Board authorized a loan of up to $300,000 to Chairman and CEO David J. Thompson as extended until January 16, 1998 at a rate of interest equal to prime (as determined by the Wall Street Journal)(currently 8.5%) plus three quarters of one percent. Mr. Thompson has borrowed $300,000 from the Company pursuant to this authorization, which is secured by a pledge of 150,000 shares of the Company's Common Stock.

          Transactions among the Company and its affiliates in excess of $250,000, other than transactions entered into in the ordinary course of business on terms generally made available to third party customers, are reviewed by the Board and passed upon by a majority of disinterested directors.


                             PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 17, 1997, by (i) each person who is known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, (ii) each of the Company's directors and (iii) all executive officers and directors of the Company as a group.

                                                                             BENEFICIAL
                                                                            OWNERSHIP OF
                                                                            COMMON STOCK
                                                                        ---------------------
NAME OF BENEFICIAL OWNER (1)                                              NUMBER      PERCENT
----------------------------                                            ----------    -------
David J. Thompson (2)                                                    1,583,250      15.6
Dennis A. Garcia (3)                                                     1,583,250      15.6
Bruce E. Peterson (4)                                                    1,592,250      15.7
Terrance W. Oliver (5)                                                     640,350       6.3
John K. Campbell (6)                                                         6,000       0.1
Richard H. Irvine (7)                                                       85,667       0.9
Douglas M. Todoroff (8)                                                      9,000       0.1
All directors and executive officers as a group (10 persons) (9)         5,584,967      55.1

(1) The mailing address of each person named in this table is c/o Mikohn Gaming Corporation, 1045 Palms Airport Drive, P. O. Box 98686, Las Vegas, Nevada 89193-8686.
(2) Total includes 24,000 shares that Mr. Thompson has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options and 50,000 shares held in trusts for the benefit of Mr. Thompson's children and stepchildren. Mr. Thompson disclaims beneficial ownership of shares held in children's trust.
(3) Total includes 24,000 shares that Mr. Garcia has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.
(4) Total includes 24,000 shares that Mr. Peterson has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.
(5) Total includes 100,000 shares held in trusts for the benefit of Mr. Oliver's children. Mr. Oliver disclaims beneficial ownership of shares held in children's trusts. The remaining 540,350 shares beneficially owned by Mr. Oliver are held of record by the Oliver Special Trust, of which Mr. Oliver is sole trustee and beneficiary.
(6) Total includes 6,000 shares that Mr. Campbell has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.

(7) Total includes 75,667 shares that Mr. Irvine has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.
(8) Total includes 6,000 shares that Mr. Todoroff has the right to purchase within 60 days (regardless of exercise price) through exercise of vested stock options.
(9) Includes 223,867 shares that the directors and three executive officers who are not directors have the right to purchase within 60 days (regardless of exercise price) through exercise of stock options.


            APPOINTMENT OF INDEPENDENT ACCOUNTANTS (ITEM 3 ON PROXY)

          The Board has appointed Deloitte & Touche LLP to serve as independent accountants for the Company for the fiscal year ending December 31, 1997.

          The firm of Deloitte & Touche LLP has served as independent accountants for the Company since 1990. The Board, although it is not required to do so, is submitting its appointment of Deloitte & Touche LLP for ratification at the Annual Meeting in order to solicit the views of stockholders concerning the appointment. If the appointment is not ratified, the Board will reconsider.

          The Board recommends that the Company's stockholders vote for the ratification of the appointment of Deloitte & Touche LLP to audit the financial statements of the Company for the fiscal year ending December 31, 1997.

          A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if so inclined and will be available to respond to appropriate questions.


                                 ANNUAL REPORT

          The Annual Report of the Company for the fiscal year ended December 31, 1996, which includes the Company's annual report on Form 10-K to the Securities and Exchange Commission (without exhibits), is being mailed contemporaneously with this Proxy Statement to stockholders of record at the close of business on March 17, 1997. The Company will provide a copy of the exhibits to its annual report on Form 10-K for the fiscal year ended December 31, 1996, upon receipt of a written request from any beneficial owner of the Company's securities as of March 17, 1997 and reimbursement of the Company's reasonable expenses. Such request should be addressed to Charles H. McCrea, Jr., Executive Vice President, Mikohn Gaming Corporation, 1045 Palms Airport Drive, P. O. Box 98686, Las Vegas, Nevada 89193-8686.


                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

          Any eligible stockholder (as defined below) of the Company who wishes to have a proposal considered for inclusion in the Company's 1998 proxy solicitation material must set forth such proposal in writing and file it with the Secretary of the Company on or before February 25, 1998. The Board will review any proposals from eligible stockholders which it receives by that date and will determine whether any such proposals will be included in its 1998 proxy solicitation materials. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted on the proposal at the 1998 Annual Meeting, who has held such securities for at least one year and who continues to own such securities through the date on which the 1998 Annual Meeting is held.

                            SOLICITATION OF PROXIES

          The cost of this solicitation will be borne by the Company. Proxies may be solicited by mail, telephone, telegraph, or personally by directors, officers and regular employees of the Company, none of whom will receive any special compensation for such services. The Company will reimburse persons holding stock in their names or in the names of their nominees for reasonable expenses incurred in forwarding proxy materials to their principals.


OTHER BUSINESS

          The Board does not know of any other business which will be presented for consideration at the Annual Meeting. If any other business properly comes before the Annual Meeting or at any adjournment or postponement thereof, the proxy holders will vote according to their discretion insofar as such proxies are not limited to the contrary.


                                              By Order of the Board of Directors

                                              /s/ Charles H. McCrea, Jr.


                                              Charles H. McCrea, Jr.
                                                Secretary

Las Vegas, Nevada
April 11, 1997

                           MIKOHN GAMING CORPORATION
                                     PROXY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 13, 1997

The undersigned constitutes and appoints DAVID J. THOMPSON, RICHARD H. IRVINE and CHARLES H. McCREA JR. Proxy, First Alternate Proxy and Second Alternate Proxy, respectively, of the undersigned, to represent the undersigned and to vote all shares of Common Stock, $.10 par value, of Mikohn Gaming Corporation (the "Company") that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (Pacific Daylight Time) on Tuesday, May 13, 1997, in the Coral Reef Room of Rio Suite Hotel & Casino, I-15 at Flamingo Road, Las Vegas, Nevada, and at any adjournment or postponement thereof. If the Proxy is unable to act, the authority conferred hereby shall devolve on the First Alternate Proxy, and if he also is unable to act, on the Second Alternate Proxy. All proxies will be voted as instructed, and in the absence of instruction on any particular matter, FOR the named Board of Directors nominees, FOR the Amendment to the Stock Option Plan and FOR the continued retention of Deloitte & Touche LLP as independent accountants.

  1. ELECTION OF DIRECTORS
     [ ]  FOR the Board of Directors'               [ ] AGAINST all
          nominees who are listed below                 nominees listed below
          for election as directors

          Nominees: David J. Thompson, Dennis A. Garcia, Bruce E. Peterson, Terrance W. Oliver, John K. Campbell, Richard H. Irvine and Douglas M. Todoroff.

          INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY CANDIDATE, CROSS OUT THAT PERSON'S NAME ABOVE.

  2. AMENDMENT TO MIKOHN GAMING CORPORATION STOCK OPTION PLAN.
     [ ] FOR                                        [ ] AGAINST

  3. RETENTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS.
     [ ] FOR                                        [ ] AGAINST

  4. IN THE DISCRETION OF THE PROXY HOLDERS, WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE 1997 ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER MATTERS THAT MAY BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MIKOHN GAMING CORPORATION.
                                         Dated:_________________________________

                                         _______________________________________
                                                        Signature

                                         _______________________________________
                                                        Signature

                                         PLEASE DATE AND SIGN EXACTLY AS YOUR
                                         NAME OR NAMES APPEAR HEREON. IF MORE
                                         THAN ONE REGISTERED OWNER, ALL SHOULD
                                         SIGN. EXECUTORS, ADMINISTRATORS,
                                         TRUSTEES, GUARDIANS, ATTORNEYS AND
                                         CORPORATE OFFICERS SHOULD INDICATE
                                         THEIR FIDUCIARY CAPACITY OR FULL TITLE
                                         WHEN SIGNING.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.